Exhibit 4.1

AMENDED FOURTH SUPPLEMENTAL INDENTURE

between

SLM CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

Dated as of December 17, 2004

     AMENDED FOURTH SUPPLEMENTAL INDENTURE, dated as of December 17, 2004 (this “Amended Fourth Supplemental Indenture”), between SLM Corporation, a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “EdNotes Trustee”), which amends the Fourth Supplemental Indenture, dated as of January 16, 2003 (the “Supplemental Indenture”), between the Company and the EdNotes Trustee, as consented to by JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the “Original Trustee”) for the EdNotes (defined below) under the Indenture, dated as of October 1, 2000 (the “Base Indenture”, together with this Amended Fourth Supplemental Indenture and the Supplemental Indenture, each as amended or supplemented, collectively the “Indenture”), between the Company (formerly known as USA Education, Inc.) and the Original Trustee.

RECITALS

     WHEREAS, the Company executed and delivered the Base Indenture to the Original Trustee to provide for the future issuance of debentures, notes or other evidences of indebtedness of the Company to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

     WHEREAS, pursuant to the terms of the Base Indenture, the Company established a series of senior unsecured and unsubordinated notes known as the Medium Term Notes of the Company, Series B, due nine months or longer from the date of issue, otherwise known as EdNotesSM (the “EdNotes”) on January 23, 2003; the form and substance of the EdNotes and the terms, provisions and conditions of the EdNotes are to be set forth in an officers’ certificate under Section 2.02 of the Base Indenture;

     WHEREAS, pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act, the Company (i) has filed with the Securities and Exchange Commission a Prospectus and a Prospectus Supplement, each dated January 23, 2003, to Registration Statement (File No. 333-90316) with respect to an offering of up to $2,000,000,000 of the EdNotes and (ii) will file with the Securities and Exchange Commission a prospectus and a prospectus supplement to Registration Statement (File No. 333-107132) with respect to an offering of up to $3,000,000,000 of the EdNotes;

     WHEREAS, the Company may file additional prospectuses and prospectus supplements to an effective registration statement or registration statements with respect to additional offerings of the EdNotes in the future;

     WHEREAS, the Company and the EdNotes Trustee hereby amend the Fourth Supplemental Indenture by this Amended Fourth Supplemental Indenture; and

     WHEREAS, all requirements necessary to make this Amended Fourth Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Amended Fourth Supplemental Indenture have been duly authorized in all respects.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties covenant and agree as follows:

     Article 4.1 is hereby replaced in its entirety by the following text:

ARTICLE 4

MISCELLANEOUS

     4.1 Notices.

     (a) Any notice or communication by the Company or the EdNotes Trustee is duly given if in writing and delivered in person, sent by facsimile or mailed by certified mail:

     if to the Company to:

SLM Corporation
12061 Bluemont Way
Reston, Virginia 20190
Attention: Executive Vice President and Chief Executive Officer
Facsimile No.: 703-984-5673

     if to the EdNotes Trustee to:

Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
New York, New York 10005
Attention: Trust & Securities Services
Facsimile No.: 212-797-8614

     (b) The Company or the EdNotes Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

[remainder of page left blank intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended Fourth Supplemental Indenture to be duly executed as of the day and year set forth above.

SLM CORPORATION

By:	/s/ John F. Remondi
Name: Title:	John F. Remondi Executive Vice President, Finance

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as the EdNotes Trustee

By:	/s/ Susan Johnson
Name: Title:	Susan Johnson Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as the EdNotes Trustee

By:	/s/ Wanda Camacho
Name: Title:	Wanda Camacho Vice President